UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 2, 2006

AXM PHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31886	20-0745214
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20955 Pathfinder Road, Suite 100 Diamond Bar, CA 91765		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 393-4365

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

AXM Pharma, Inc. (the “Company”) through its wholly owned subsidiary, AXM Pharma (Shenyang), Inc. ("AXM Shenyang"), entered into a Stock Ownership Transfer Contract (the "Agreement") with Liaoning Boai Dazhong Medicine Co., Ltd., a company organized under the laws of the People’s Republic of China ("Boai Dazhong") on April 2, 2007.  Pursuant to the Agreement AXM Shenyang will purchase 90% of the outstanding Boai Dazhong stock from Mr. Lin-Jingda, the President and General Manager of Boai Dazhong and the remaining 10% of the outstanding Boai Dazhong stock from Liaoning Medical Instrument School in exchange for RMB 1.1 Million.  The transaction is expected to be completed prior to April 30, 2007.

As a result of the transaction, Boai Dazhong will become a wholly owned subsidiary of AXM Shenyang, and AXM Shenyang will have all the rights, title and interests to the pharmaceutical products business license owned by Boai Dazhong.  The pharmaceutical products business license will allow AXM Shenyang to sell wholesale Chinese patent medicine, chemical medicinal dosages, antibiotics and biomedicines in both domestic and overseas regions.  Boai Dazhong currently is a sales enterprise and originally employed 14 individuals.  Boai Dazhong had net sales income of  $156,434 in the year 2005 and a net sales income of $100,818 in the year 2006.

Item 9.01

Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
2.1	Stock Ownership Transfer Contract, dated April 2, 2007, by and between AXM Pharma (Shenyang), Inc. and Liaoning Boai Dazhong Medicine Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXM PHARMA, INC.

Dated:  April 25, 2007

        By:     /s/ Wei-Shi Wang

            Wei-Shi Wang

            Chief Executive Officer

Exhibit Index

Exhibit No.	Description
2.1	Stock Ownership Transfer Contract, dated April 2, 2007, by and between AXM Pharma (Shenyang), Inc. and Liaoning Boai Dazhong Medicine Co., Ltd.